IMMEDIATE RELEASE

Media Contact:                                    Investor Relations Contact:
Lowell Weiner                                     Justin Victoria
(973) 660-5013                                    (973) 660-5340

                                  Wyeth Reports
                            Earnings Results for the
                    2004 Third Quarter and First Nine Months


   >> Worldwide Net Revenue for the 2004 Third Quarter and First Nine Months Both Increased 10% to $4.5 Billion and $12.7 Billion, Respectively, Driven by Core Products

   >> Prevnar Four-Dose Recommendation Reinstated by U.S. Centers for Disease Control and Prevention (CDC) and European Medicines Agency
        (EMEA)

   >>   Enbrel Approved by European Commission (EC) for Treatment of Psoriasis

   >> Enbrel 50 mg Single Use Pre-filled Syringe Approved by U.S. Food and Drug Administration (FDA) Offering Most Enbrel Patients the Possibility of One Injection per Week Dosing

Madison, N.J., Oct. 20, 2004 - Wyeth (NYSE: WYE) today reported results for the 2004 third quarter and first nine months ended September 30, 2004. Worldwide net revenue increased 10% to $4.5 billion for the 2004 third quarter and $12.7 billion for the 2004 first nine months. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 7% for both the 2004 third quarter and first nine months.

2004 Third Quarter Results
--------------------------

Net income for the 2004 third quarter increased to $1,421.3 million compared with a net loss of $426.4 million in the prior year. Diluted earnings per share for the 2004 third quarter increased to $1.06 compared with a diluted loss per share of $0.32 in the prior year. The 2004 third quarter included a favorable income tax adjustment of $407.6 million ($0.30 per share-diluted) within the Provision (Benefit) for Federal and Foreign Taxes as a result of settlements of audit issues offset, in part, by a provision related to developments in the third quarter in connection with a prior year tax matter. The prior year third quarter included a charge of $2,000.0 million ($1,300.0 million after-tax or $0.98 per share-diluted) related to the Redux(R) and Pondimin(R) diet drug litigation.

The 2004 income tax adjustment and the 2003 diet drug litigation charge are considered to be certain significant items for purposes of analyzing the Company's results of operations. Net income and diluted earnings per share, before certain significant items, were $1,013.7 million and $0.76, respectively, for the 2004 third quarter compared with $873.6 million and $0.65, respectively, for the 2003 third quarter.* The increases in net income and diluted earnings per share, before certain significant items, for the 2004 third quarter were due primarily to higher net revenue and lower cost of goods sold, as a percentage of net revenue, partially offset by higher research and development spending.



   * A reconciliation of net income (loss) and diluted earnings (loss) per share as reported under generally accepted accounting principles
      (GAAP) to net income and diluted earnings per share before certain significant items is presented following the section titled "2004 First Nine Months Results."


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


"Our business showed strong performance on many fronts during the course of this past quarter. Our growth was driven by Effexor(R) XR, Enbrel(R), Prevnar(R), Zosyn(R) and Rapamune(R), which grew over 39% for the quarter. We have made enhancements in Prevnar manufacturing this year resulting in increased production, increased sales and a return to a full, four-dose vaccination series recommendation by the key global regulatory authorities," said Robert Essner, Chairman, President and Chief Executive Officer, Wyeth. "Just as important, our key R&D projects, which were outlined at our June analyst meeting, continue on track and we expect to meet our goals for the year," Essner continued.


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


2004 Third Quarter Product Highlights
-------------------------------------

EFFEXOR, Wyeth's SNRI (serotonin-norepinephrine reuptake inhibitor) antidepressant achieved worldwide net revenue of $893 million for the third quarter, an increase of 38%. This solid performance continues to be driven by strong clinical data supporting its use in depression and anxiety and its established therapeutic profile with prescribers. Effexor XR remains the first and only once-daily SNRI proven effective in the treatment of major depressive disorder, generalized anxiety disorder, social anxiety disorder and the long-term prevention of relapse and recurrence of depression. The Effexor franchise is on track to exceed its longstanding goal of $3 billion in annual net revenue in 2004. However, as growth in the antidepressant category is slowing, the growth in Effexor revenues in the 2004 third quarter and first nine months may not be sustained for the balance of the year.

In September, a supplemental New Drug Application (sNDA) was submitted to the FDA supporting the use of Effexor XR in the treatment of panic disorder.

PROTONIX(R), Wyeth's proton pump inhibitor (PPI) indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), posted net revenue of $378 million in the third quarter, a decrease of 7%. Although net revenue continues to be impacted by discounting in this category, Protonix remains the fastest growing branded product in terms of prescription volume in the highly competitive and price sensitive PPI marketplace and achieved a 22.5% share of total prescriptions as of the end of the quarter.

In the hospital setting, Protonix has been the number one prescribed oral PPI for the last 24 months. A recently introduced, more convenient, filterless intravenous formulation of Protonix I.V. is expected to reinforce the position of Protonix as a leader in the hospital acid suppressant category.

ENBREL, a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis (RA), juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis, continued to post strong sales in the third quarter.

Third quarter Enbrel sales in North America are expected to be reported later today by Wyeth's marketing partner Amgen. Wyeth has exclusive rights to Enbrel outside of North America where net revenue for the third quarter reached $173 million, double the 2003 third quarter.

In the U.S., new and total prescriptions for the four-week period ended October 1, 2004 increased 43% and 37%, respectively, over the corresponding period in the prior year. The launch of the psoriasis indication in the U.S. in May has contributed significantly to recent Enbrel prescription growth.

In Europe, Enbrel increased market share by eight percentage points in the first half of the year and achieved the number one ranking in the RA market by the end of the second quarter. In September, the European Commission approved Enbrel for the treatment of moderate to severe plaque psoriasis.

A new Enbrel 50 mg single use pre-filled syringe was approved by the FDA for treatment in all approved adult indications in September. The new pre-filled syringe will eliminate the need to mix the drug prior to injecting and offers most Enbrel patients the possibility of taking only one injection per week, instead of two 25 mg injections as previously available.

Also in September, Enbrel became the first and only biologic to receive an indication by the FDA to induce a Major Clinical Response in patients with RA. A Major Clinical Response is defined as an American College of Rheumatology 70 response (ACR 70), the highest level of sign and symptom control in this evaluation system, for six consecutive months. In addition, the FDA approved updated radiographic data in the Enbrel label which demonstrated that more than half of Enbrel patients observed in an open-label long-term study experienced no progression of joint damage for up to five years.

Net revenue of PREVNAR, Wyeth's vaccine to prevent invasive pneumococcal disease in both infants and young children, was $321 million for the third quarter, an increase of 32%. In September, the CDC issued an updated recommendation for use of Prevnar, reinstating the full, four-dose vaccination schedule. Prevnar is approved in the U.S. to be given in a four-dose series to healthy children at two, four, six and 12 - 15 months of age. A shortage of vaccine earlier this year prompted the CDC to modify their recommendation for administration to healthy children. In August, the Committee for Medicinal Products for Human Use
(CHMP) of the EMEA recommended a return to the full, four-dose Prevnar regimen in recommended populations in Europe.

Over the past year, upgrades and improvements have been made to the Wyeth Prevnar manufacturing facilities and, during the second quarter, additional vial filling capacity became available through a third party filler. Since May, over two million Prevnar doses have been produced and released consistently each month. Regulatory approvals of pre-filled syringe production lines for both Wyeth and an additional third party filler are expected next year.

Wyeth continues to make enhancements at every stage of the Prevnar production process in order to address the critical need for the vaccine to support its further introduction into new markets and expand availability in those countries where Prevnar is currently approved, thereby helping Prevnar achieve its full commercial potential.

Net revenue for the PREMARIN(R) family of products was $174 million for the third quarter, a decrease of 50%. For the four-week period ended October 1, 2004, Premarin family total prescription volume decreased 19% versus the same period last year. However, during the third quarter, total prescription volume for the family has shown a trend towards stabilization.

Wyeth continues to focus its sales and marketing on the low-dose Premarin and PREMPRO(R) options. A new direct-to-consumer advertising campaign was launched in the third quarter featuring Prempro 0.3 mg/1.5 mg. The national television campaign and print campaign educates women about the appropriate use of hormone therapy and encourages dialogue between women and their health care professionals about the treatment of menopausal symptoms.

Also contributing to Wyeth's growth in the third quarter was ZOSYN. Zosyn remains the second largest selling and fastest growing broad-spectrum I.V. antibiotic globally. Net revenue increased 13% to $197 million for the third quarter, building on last year's strong performance and reflecting growth in both the U.S. and internationally.

RAPAMUNE, which is indicated for the prophylaxis of organ rejection in patients receiving renal transplants, had net revenue of $68 million for the third quarter, an increase of 76%. Rapamune is currently the fastest growing immunosuppressant in the transplantation market.

In August, the FDA granted "fast track" designation for TEMSIROLIMUS (CCI-779), an investigational mTOR (mammalian target of rapamycin) kinase inhibitor, in the first-line treatment of poor-prognosis patients with advanced renal cell carcinoma. The FDA's fast track program is designed to facilitate development and expedite review of new drugs or biologicals that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

Additional information regarding Wyeth's product sales may be accessed by visiting the Company's Internet website at www.wyeth.com and clicking on the "Investor Relations" hyperlink.

2004 First Nine Months Results
------------------------------

Reported net income and diluted earnings per share for the 2004 first nine months were $2,998.3 million and $2.24, respectively, compared with $1,715.9 million and $1.29, respectively, in the prior year. The 2004 first nine months included a charge of $145.5 million ($94.6 million after-tax or $0.07 per share-diluted) within Research and Development Expenses related to an upfront payment to Solvay Pharmaceuticals (Solvay) and a favorable income tax adjustment of $407.6 million ($0.30 per share-diluted) as noted above. The upfront payment was made in connection with an agreement entered into between Wyeth and Solvay to co-develop and co-commercialize four neuroscience compounds, most notably, bifeprunox. The 2003 first nine months included a gain of $860.6 million ($558.7 million after-tax or $0.42 per share-diluted) from the sale of 31,235,958 shares of the Company's Amgen common stock holdings and a charge of $2,000.0 million ($1,300.0 million after-tax or $0.97 per share-diluted) related to the Redux and Pondimin diet drug litigation.

The 2004 Solvay payment, the 2004 income tax adjustment, the 2003 Amgen gain and diet drug litigation charge are considered to be certain significant items for purposes of analyzing the Company's results of operations. Net income and diluted earnings per share, before certain significant items, were $2,685.3 million and $2.01, respectively, for the 2004 first nine months compared with $2,457.2 million and $1.84, respectively, for the 2003 first nine months. The 2004 first nine months increase in net income and diluted earnings per share, before certain significant items, was due primarily to higher net revenue and lower selling, general and administrative expenses, as a percentage of net revenue, offset, in part, by higher research and development spending and lower other income, net. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $165.0 million and $293.0 million in the 2004 and 2003 first nine months, respectively.

A reconciliation of net income (loss) and diluted earnings (loss) per share as reported under GAAP to net income and diluted earnings per share before certain significant items is presented in the following table:

                                                          Three Months Ended            Nine Months Ended
(In millions except per share amounts)                 ------------------------      ------------------------
Item Description                                       9/30/2004      9/30/2003      9/30/2004      9/30/2003
--------------------------------------------------     ---------      ---------      ---------      ---------

Net income (loss), as reported                          $1,421.3        $(426.4)      $2,998.3       $1,715.9

Gain on sale of Amgen common stock                          -              -              -            (558.7)

Diet drug litigation charge                                 -           1,300.0           -           1,300.0

Co-development / co-commercialization charge                -              -              94.6           -

Income tax adjustment                                     (407.6)          -            (407.6)          -
                                                       ---------      ---------      ---------      ---------

Net income, as adjusted, before certain
  significant items(1)                                  $1,013.7         $873.6       $2,685.3       $2,457.2
                                                       =========      =========      =========      =========

Diluted earnings (loss) per share, as reported(2)          $1.06         $(0.32)         $2.24          $1.29

Dilutive effect of common stock equivalents
  (CSE)(3)                                                  -             (0.01)          -              -

Gain on sale of Amgen common stock                          -              -              -             (0.42)

Diet drug litigation charge(2)                              -              0.98           -              0.97

Co-development / co-commercialization charge                -              -              0.07           -

Income tax adjustment                                      (0.30)          -             (0.30)          -
                                                       ---------      ---------      ---------      ---------

Diluted earnings per share, as adjusted, before
  certain significant items including the dilutive
  effect of CSE(1)                                         $0.76          $0.65          $2.01          $1.84
                                                       =========      =========      =========      =========


   (1) Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth's management uses these measures to manage and evaluate the Company's performance and believes it is appropriate to disclose these non-GAAP measures to assist investors with analyzing business performance and trends. The Amgen gain and previous gains related to the Immunex/Amgen common stock transactions have been excluded due to the fact that Wyeth had not previously nor does it currently hold a position for investment purposes in an entity that, if acquired by another entity, would impact Wyeth's financial position or results of operations to the significant extent of the

        Immunex/Amgen common stock transactions. The additional diet drug litigation charge increased the reserve balance for the continuing legal matter that first resulted in a charge in 1999 and has been excluded due to its nature and magnitude. Additionally, the significant upfront payment related to the co-development and co-commercialization of the four neuroscience compounds being developed with Solvay was immediately expensed and included in Research and Development Expenses. Excluding the payment from the Company's results provides a more appropriate view of operations for this accounting period. Finally, the income tax adjustment relates to certain prior tax years and has been excluded due to its nature and magnitude.

        These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

   (2) The average number of common shares outstanding used to calculate the diet drug litigation charge and the diluted loss per share, as reported for the 2003 third quarter does not include CSE, as the effect on these items would be antidilutive.

   (3) The $0.01 per share benefit represents the impact on diluted earnings per share of excluding the dilutive effect of CSE.


Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company's analysis of divisional performance. However, they are important to understanding changes in the Company's reported net income. Excluding the gains from product divestitures and the certain significant items described above, net income and diluted earnings per share were $2,576.0 million and $1.93, respectively, for the 2004 first nine months as compared with $2,266.4 million and $1.70, respectively, for the 2003 first nine months. Such gains were not significant in the third quarter of either 2004 or 2003.

Segment Information
-------------------

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

                              Three Months                  Nine Months
                              Ended 9/30/04                Ended 9/30/04
                        -------------------------     ------------------------
                                        Increase/
Reportable Segment      ($ in 000's)    (Decrease)    ($ in 000's)    Increase
-------------------     ------------    ---------     ------------    --------

Pharmaceuticals           $3,622,263         13%       $10,222,826         12%
Consumer Healthcare          651,100         (1)%        1,830,853          5%
Animal Health                198,473         (5)%          656,151          8%
                        ------------    ---------     ------------    --------

Consolidated Total        $4,471,836         10%       $12,709,830         10%
                        ============    =========     ============    ========


     Pharmaceuticals
     ---------------
Worldwide Pharmaceuticals net revenue increased 13% for the 2004 third quarter and 12% for the 2004 first nine months due primarily to higher sales of Effexor, Enbrel, Zosyn, Zoton(R), BeneFIX(R), Rapamune and rhBMP-2. Additionally, alliance revenue increased 29% and 24% to $237.9 million and $539.3 million, respectively, for the 2004 third quarter and first nine months. Increases in net revenue were also attributed to higher sales of Prevnar for the 2004 third quarter and higher sales of Protonix for the 2004 first nine months. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 10% for the 2004 third quarter and 9% for the 2004 first nine months.

     Consumer Healthcare
     -------------------
Worldwide Consumer Healthcare net revenue decreased 1% for the 2004 third quarter and increased 5% for the 2004 first nine months. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue decreased 3% for the

2004 third quarter and increased 2% for the 2004 first nine months. Third quarter results reflected lower sales of Advil(R) family of products and Alavert(R) offset, in part, by higher sales of Robitussin(R). Results for the 2004 first nine months includes higher sales of Centrum(R), Advil family of products, Caltrate(R) and Robitussin offset, in part, by lower sales of Alavert as compared with the prior year.

     Animal Health
     -------------
Worldwide Animal Health net revenue decreased 5% for the 2004 third quarter and increased 8% for the 2004 first nine months. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue decreased 7% for the 2004 third quarter and increased 5% for the 2004 first nine months. Third quarter results were impacted by the voluntary recall of ProHeart(R) 6 in the U.S. market in September. An FDA advisory panel to review post-marketing safety data and to make recommendations regarding future use of the product is expected to convene early next year.

Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the third quarter and first nine months. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company's Internet website at www.wyeth.com and clicking on the "Investor Relations" hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company's Internet website.


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

The comparative results of operations are as follows:
(In thousands except per share amounts)

                                          Three Months Ended           Nine Months Ended
                                        -----------------------    -------------------------
                                        9/30/2004    9/30/2003      9/30/2004     9/30/2003
                                        ----------   ----------    -----------   -----------
Net Revenue                             $4,471,836   $4,081,609    $12,709,830   $11,517,222

Cost of Goods Sold                       1,162,664    1,126,356      3,390,613     3,074,555

Selling, General and Administrative
  Expenses                               1,419,842    1,313,870      4,201,546     3,967,362

Research and Development Expenses          525,855      502,758      1,815,412     1,517,123

Interest Expense, Net                       26,585       24,304         85,413        77,182

Other Expense (Income), Net                  9,941       (5,732)      (117,072)     (269,299)

Gain on Sale of Amgen Common Stock             -            -              -        (860,554)

Diet Drug Litigation Charge                    -      2,000,000            -       2,000,000
                                        ----------   ----------    -----------   -----------

Income (Loss) Before Federal and
  Foreign Taxes                          1,326,949     (879,947)     3,333,918     2,010,853

Provision (Benefit) for Federal and
  Foreign Taxes(1)                         (94,343)    (453,589)       335,578       294,924
                                        ----------   ----------    -----------   -----------

Net Income (Loss)(2)(4)                 $1,421,292    $(426,358)    $2,998,340    $1,715,929
                                        ==========   ==========    ===========   ===========


Basic Earnings (Loss) Per Share              $1.07       $(0.32)         $2.25         $1.29
                                        ==========   ==========    ===========   ===========

Average Number of Common Shares
  Outstanding During Each
  Period - Basic(3)                      1,333,866    1,331,958      1,333,434     1,329,492

Diluted Earnings (Loss) Per Share(2)(4)      $1.06       $(0.32)         $2.24         $1.29
                                        ==========   ==========    ===========   ===========

Average Number of Common Shares
  Outstanding During Each
  Period - Diluted(3)                    1,336,948    1,331,958      1,337,282     1,335,315



   (1) The 2004 third quarter included a favorable income tax adjustment of $407,600 ($0.30 per share-diluted) as a result of settlements of audit issues offset, in part, by a provision related to developments in the third quarter in connection with a prior year tax matter.

   (2) Net income and diluted earnings per share for the 2004 third quarter were $1,421,292 and $1.06, respectively, compared with net loss and diluted loss per share of $426,358 and $0.32 in the prior year. The 2004 third quarter net income and diluted earnings per share included a favorable income tax adjustment of $407,600 ($0.30 per share-diluted) mentioned above. The 2003 third quarter net loss and diluted loss per share included a charge of $2,000,000 ($1,300,000 after-tax or $0.98 per share-diluted) related to the Redux and Pondimin diet drug litigation. Excluding these items from the 2004 and 2003 third quarter results, net income and diluted earnings per share for the 2004 third quarter increased 16% and 17%, respectively.

        The 2004 first nine months net income and diluted earnings per share were $2,998,340 and $2.24, respectively, compared with $1,715,929 and $1.29, respectively, in the prior year. The 2004 first nine months net income and diluted earnings per share included a charge of $145,500 ($94,575 after-tax or $0.07 per share-diluted) within Research and Development Expenses related to the upfront payment to Solvay in connection with the co-development and co-commercialization of four neuroscience compounds and the third quarter income tax adjustment mentioned above. The 2003 first nine months net income and diluted earnings per share included a gain of $860,554 ($558,694 after-tax or $0.42 per share-diluted) related to the sale of the remaining 31,235,958 shares of the Company's Amgen common stock holdings and the third quarter diet drug litigation charge mentioned above. Excluding these items from the 2004 and 2003 first nine months results, net income and diluted earnings per share both increased 9% for the 2004 first nine months.

   (3) The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share for the 2004 third quarter and first nine months and the 2003 first nine months due to the assumed conversion of outstanding stock options into common stock equivalents using the treasury stock method.

        The average number of common shares outstanding for diluted loss per share for the 2003 third quarter does not include common stock equivalents, as the effect on the diluted loss per share would be antidilutive. Therefore, the average number of common shares outstanding for diluted loss per share is the same as for basic loss per share.

   (4) The 2004 third quarter and first nine months results includes the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), which was passed into law in December 2003. In accordance with applicable accounting guidance, the Company's postretirement benefit obligation has been remeasured as of January 1, 2004. The impact of this remeasurement will be amortized over the average working life of the Company's eligible employees. The effect of the Act resulted in a pre-tax decrease of approximately $7,700 and $23,100 in the Company's 2004 third quarter and first nine months postretirement benefit costs, respectively.


                                       16